                         AMENDMENT NUMBER ONE TO LEASE

     THIS AMENDMENT TO LEASE AGREEMENT ("Amendment") is made and entered into as of the 1st day of August, 1996 by and between THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES, a New York corporation, as Landlord
("Landlord"), and FINGERHUT FINANCIAL SERVICES CORPORATION, a Minnesota corporation, as Tenant ("Tenant").

                                WITNESSETH

     WHEREAS, by Lease Agreement dated August 11, 1995, hereinafter called the Lease, Landlord leased to Tenant space known as Suite 1800 in a building known as Interchange Tower and located at 600 South Highway 169, St. Louis Park, Minnesota 55426, as more particularly described in the Lease, herein called the Demised Premises; and

     WHEREAS, Landlord and Tenant desire to further amend the Lease as provided below.

     NOW, THEREFORE, in consideration of the above recitals, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby amend and supplement the Lease, effective as of the date hereof, as follows:

1) Effective August 1, 1996 and continuing through the Term of the Lease, the Premises as described in the Lease as Suite 1800, consisting of approximately 17,859 rentable square feet, is amended to include Suite 400, consisting of approximately 18,137 rentable square feet. The Premises shall be described as Suite 1800, located on the eighteenth
    (18th) floor, and Suite 400, located on the fourth (4th) floor, consisting of approximately 35,996 total rentable square feet.

2) Effective for the month of August, 1996 no rents shall be due Landlord by Tenant for the approximately 18,137 rentable square feet on the 4th floor only, and rents to be paid by Tenant to Landlord for approximately 17,859 rentable square feet on the 18th floor are those described in the Lease dated August 11, 1995, including all adjustments as described in Paragraph 3 of said Lease.

3) Effective for the months of September and October, 1996, rents to be paid by Tenant to Landlord are Twelve Thousand Six Hundred Ninety Six and 00/100 Dollars ($12,696.000) for the approximately 18,137 rentable square feet on the 4th floor, plus the rents described in the Lease dated August 1, 1995, including all adjustments as described in Paragraph 3 of said Lease, for approximately 17,859 rentable square feet on the 18th floor.

4) Effective November 1, 1996 and thereafter, the annual Base Rent to be paid by Tenant to Landlord shall be Three Hundred Fifty Thousand Seven Hundred Seventy

    Two and 00/100 Dollars ($350,772.00) in equal monthly installments of Twenty Nine Thousand Two Hundred Thirty One and 00/100 Dollars ($29,231.00) for the approximately 18,137 rentable square feet on the 4th floor. The above stated Base Rent per rentable square foot includes Landlord's estimate of the 1996 ("Base Year") Taxes in the amount of $2.97 per rentable square foot ("Base Year Taxes") and Operating Expenses in the amount of $5.17 per rentable square foot ("Base Year Operating Expenses"), all of which are adjustable as described in Paragraph 3 of the Lease. In addition, Tenant shall pay to Landlord for the approximately 17,859 rentable square feet on the 18th floor, those rents as described in the Lease dated August 11, 1995 including all adjustments as described in Paragraph 3 of said Lease.

5) Landlord will provide an additional "Tenant Allowance" of $217,644.00 for Tenant Work, to be used as described in Paragraph 2 IMPROVEMENTS of Rider to Lease Agreement attached to the Lease, dated August 11, 1995, except that "Approved Plans" shall mean any plans approved in writing by Landlord and that Tenant may use a part, or all of the Tenant Allowance in conjunction with the relocation of Donnelley Marketing, Inc. computer room, from the 4th floor to the 5th floor of the Interchange Tower building. Said use of such allowance shall be for improvements within the space and for no other purpose.

6) Tenant shall be granted the Right to First Opportunity to lease space on the 3rd and 5th floors of the Building. Said right is subordinate to the existing tenant's rights, including, but not limited to their rights and desires to renew. Said right shall be for the entire space that is available at the time of the offer and shall be on the same terms and conditions as the Lease except for the "Base Rent" and any other rent concessions and "Tenant Allowance" which shall be governed by fair market terms as negotiated by Landlord and Tenant.

7) Landlord hereby grants to Tenant one option to extend the Term of this Lease (the "Renewal Option") with respect to the entire Premises Including, without limitation, any Expansion Space or Right of First Opportunity Space where the option with respect to such space has been exercised pursuant to Paragraph 6 of this Amendment, for one additional period of five (5) years (the "Renewal Term"), subject to and upon the following terms and conditions.

    a)  The Renewal Term shall commence as of the expiration of the Initial
        Term;

    b) Tenant shall give written notice of exercise not less than nine (9) months prior to the commencement of the Renewal Term, time being of the essence;

    c) The terms and conditions of the Renewal Term including, without limitation, base rent shall be governed by fair market terms and conditions for the Premises at the time of such renewal, as negotiated by Landlord and Tenant;

    d) At the commencement of the Renewal Term, Tenant shall not be in default under this Lease beyond the applicable grace period, if any; provided, however, that Landlord at its option may waive this condition;

    e) This Lease may not be extended for the Renewal Term if this Lease has been surrendered or terminated prior to the commencement of such Renewal Term; and

    f) The Renewal Option may not be severed from this Lease or separately sold, assigned or otherwise transferred.

    Upon request of either party, the other party will, at any time after the expiration of the Initial Term or any Renewal Term, execute and deliver either an amendment to this Lease stating that this Lease has been extended and setting forth the annual base rent for the Renewal Term, or a certificate affirming that this Lease has not been extended.

8) Paragraph 3. OPTION TO TERMINATE in the Rider to Lease Agreement attached to the Lease dated August 11, 1995 is deleted from the Lease and shall have no further force or effect.

    Except as hereinabove amended, this Lease shall remain in full force and effect in accordance with its terms.

    IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.




FINGERHUT FINANCIAL                           THE EQUITABLE LIFE ASSURANCE
SERVICES CORPORATION                          SOCIETY OF THE UNITED STATES


By: /s/ Ronald Zebeck                         By: /s/ Michael A. Lunder
   -----------------------------------            -----------------------------

     Ronald Zebeck                                    Michael A. Lunder
--------------------------------------            -----------------------------

PRINT NAME                                    PRINT NAME

President - Fingerhut Financial Services           Investment Officer
--------------------------------------        ---------------------------------
(Title)                                       (Title)

                     ADDITIONAL LEASE GUARANTY

     The undersigned ("Guarantor") in consideration of, and in order to induce Landlord to enter into the attached Amendment Number One to Lease dated August 1, 1996 with Fingerhut Financial Services Corporation ("Tenant") does hereby unconditionally guarantee the payment of rent and the performance of all obligations expressed as to be performed by Tenant under the terms and provisions of the Amendment including payment of damages for any breach of the Lease (collectively the "Lease Obligations") up to, but not in excess of, the amount of the Unamortized Landlord Costs (as hereinafter defined). The "Unamortized Landlord Costs" means the principal which would remain on the date of enforcement of this Guaranty if a principal amount equal to $299,261.00 were fully amortized, in consecutive equal monthly amounts of principal and interest, with interest at the rate of ten percent (10%) per annum, over the period commencing on September 1, 1996 and continuing through November 30, 2000 with payments in arrears due on the first day of each and every month commencing on October 1, 1996, and with all payments first applied to accrued interest. Guarantor's obligation under this Guaranty shall extend through the initial Term of the Lease, and shall be binding upon Guarantor's heirs, successors and assigns.

     Whether or not any existing relationship between the Guarantor and Tenant has been changed or ended and whether or not this Guaranty has been revoked, Landlord may, but shall not be obligated to, enter into transactions resulting in the creation or continuance of Lease Obligations, without any consent or approval by Guarantor and without any notice to Guarantor. The liability of Guarantor shall not be affected or impaired by any of the following acts or things (which Landlord is expressly authorized to do, omit or suffer from time to time, both before and after revocation of this Guaranty): (i) any one or more extensions or renewals of the Lease Obligations (whether or not for longer than the original period) or any modification of the contractual terms applicable to the Lease Obligations;
(ii) any waiver or indulgence granted to Tenant, any delay or lack of diligence in the enforcement of the Lease Obligations, or any failure to institute proceedings, file a claim, give any required notices or otherwise protect any other person liable in respect of any of the Lease Obligations;
(iii) the assertion by Landlord of any right or remedy available under the Lease, including without limitation the termination thereof; (iv) any full or partial release of, settlement with, or agreement not to sue, Tenant or any other guarantor or other person liable in respect of any of the Lease Obligations; or (v) any release or discharge of Tenant in any creditors', receivership, bankruptcy or other proceeding; the impairment, limitation or modification of any liability of Tenant or remedy against Tenant in any such proceeding; or the rejection, disaffirmance, disallowance or the like of the Lease or this Guaranty in any such proceeding.

Additional Lease Guaranty

     Guarantor hereby waives notice of acceptance hereof, or any action taken or omitted in reliance hereof, or of any default of Tenant under the Lease. Guarantor hereby further waives any requirement that Landlord first exhaust or pursue Landlord's remedies available under the Lease or any other guaranty or security for Tenant's obligations under the Lease before Landlord proceeds directly, and recovers, against the Guarantor.

     Guarantor will not exercise or enforce any right of contribution, reimbursement, recourse or subrogation available to Guarantor against Tenant, its successors and assigns, or as to any collateral security therefor, unless and until all of the Lease Obligations shall have been fully paid and discharged.

     In addition to the Lease Obligations, Guarantor jointly and severally agrees to pay all costs and expenses, including reasonable attorney's fees, incurred by Landlord in connection with the protection, defense or enforcement of this Guaranty, but excluding the cost of preparation of any initial demand letter for late payments or any initial demand letter for other Lease defaults.

     Notwithstanding the foregoing, Guarantor or Tenant shall have the right at any time, to replace this Guaranty with an unconditional or irrevocable letter of credit issued by an issuer acceptable to Landlord, in its sole discretion (the "LC Issue") and in a form either (a) permitting draws by Landlord on the letter of credit solely upon Landlord stating in writing to the issuer of the letter of credit that Landlord has the right to draw on the letter of credit hereunder or (b) otherwise satisfactory to Landlord in its sole discretion. Said letter of credit, as it may from time to time be extended or replaced, is hereinafter referred to as the "Letter of Credit". The Letter of Credit shall be provided effective as of the first day or any month (the "Effective Date") and shall be in the amount of the Unamortized Landlord Costs as of such Effective Date. The Letter of Credit shall provide that on the first day of the month immediately following the Effective Date and on the first day of each succeeding month thereafter it shall be reduced to an amount equal to the Unamortized Landlord Costs on said date. Guarantor or Tenant, as applicable, may from time to time extend the expiry date of the Letter of Credit by extending amendment or by replacement letter of credit of the same tenor from the LC Issuer. Landlord may draw on the Letter of Credit if (i) Tenant fails timely to pay rent or perform any other Lease Obligations or (ii) the Letter of Credit is within thirty (30) days of the expiry date thereof during the term of the Lease. If Landlord draws on the Letter of Credit, the amount drawn shall be applied against base rent payable hereunder in inverse order of payment, except that, if the Lease is terminated or Tenant dispossessed, or both, pursuant to Paragraph 15 of the Lease, any amounts drawn which have not previously been applied to base rents shall be applied to base rents and other amounts payable by Tenant to Landlord hereunder through the date of termination or eviction, and then to amounts payable by Tenant pursuant to Paragraph 15 of the Lease in direct order of maturity (such order of application for draw proceeds is called herein the "Agreed Order of Application"). Under no

Additional Lease Guaranty

circumstances shall Landlord have any obligation to refund any amount drawn on the Letter of Credit unless and except to the extent such amounts drawn exceed the amounts payable by Tenant to Landlord in the Agreed Order of Application. Any such excess shall be refunded to Tenant.

     Upon issuance of the Letter of Credit, this Guaranty shall without further act or notice, automatically become null and void, except only for the immediately proceeding paragraph regarding the Letter of Credit. If the Letter of Credit has not been drawn upon on or before the expiration of the term of the Lease, then Landlord shall return the Letter of Credit upon said expiration.


                                       FINGERHUT COMPANIES, INC.



                                       By: Peter B. Michielutti
                                           ----------------------------------

                                       Its: Chief Financial Officer
                                            ---------------------------------

                                      -3-